Joint Filer Information

Names:

KKR Associates 1996, L.P.
KKR 1996 Fund L.P.
Hubcap Acquisition L.L.C.
Henry R. Kravis
George R. Roberts
Paul E. Raether
Michael W. Michelson
Edward A. Gilhuly
Perry Golkin
Scott M. Stuart
Johannes P. Huth
Alexander Navab
James H. Greene, Jr.
Todd A. Fisher
Frederick M. Goltz
James C. Momtazee


Address:
c/o Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street, Suite 4200
New York, NY 10019

Designated Filer:

James H. Greene, Jr.

Issuer & Ticker Symbol:
Accuride Corporation [ACW]

Date of Event Requiring Statement:
10/05/05

The shares of common stock of Issuer reported on this Form
4 are held of record by Hubcap Acquisition L.L.C. As the managing member of Hubcap Acquisition L.L.C., KKR 1996 Fund
L.P. may be deemed to be the beneficial owner of such shares of common stock of the Issuer held by Hubcap
Acquisition L.L.C.  As the sole general partner of KKR 1996
Fund L.P., KKR Associates 1996, L.P. may be deemed to be the beneficial owner of such shares of the Issuer held by Hubcap Acquisition L.L.C. As the sole general partner of KKR Associates 1996, L.P., KKR 1996 GP, L.L.C. also may be deemed to be the beneficial owner of such shares of common stock of the Issuer held by Hubcap Acquisition L.L.C.

KKR 1996 GP, L.L.C. is a Delaware limited liability company, the managing members of which are Messrs. Henry R.
Kravis and George R. Roberts, and the other members are Messrs. Paul E. Raether, Michael W. Michelson, Edward A.
Gilhuly, Perry Golkin, Scott M. Stuart, Johannes P. Huth,
Alexander Navab, James H. Greene, Jr. and Todd A. Fisher.
Messrs. Greene Jr. and Fisher are directors of the Issuer.
Each of these individuals may be deemed to share beneficial ownership of any of the shares of common stock of the Issuer that KKR 1996 GP, L.L.C. may be deemed to beneficially own.

Each such Reporting Person, other than Hubcap Acquisition
L.L.C., disclaims beneficial ownership of these securities, except to the extent of his or its pecuniary interest therein. The filing of this statement shall not be deemed an admission that, for purposes of Section 16 of the Securities Exchange Act of 1934 or otherwise, the Reporting
Persons, other than Hubcap Acquisition L.L.C., are the beneficial owners of all such equity securities covered by this statement.

Messrs. Frederick M. Goltz and James C. Momtazee, executives of Kohlberg Kravis Roberts & Co. L.P., are also members of the Issuer's board of directors. Messrs. Goltz and Momtazee disclaim that they are the owners (beneficial or otherwise) of any shares beneficially owned by KKR
Associates 1996 L.P.